Exhibit 99.1

Timberline Reports Record Revenue, Provides Corporate Update

November 7, 2007 – Coeur d’Alene – Timberline Resources Corporation (OTCBB:TBLC) today announced preliminary fourth quarter revenue figures for its wholly-owned contract drilling subsidiary, Kettle Drilling, Inc. (“Kettle”).  Kettle and its subsidiary, World Wide Exploration, S.A. de C.V. (“World Wide”), specialize in underground drilling services in support of active mining operations and advanced exploration projects.

For the quarter ending in September 2007, unaudited results indicate total consolidated revenues of approximately $6.3-million, raising overall revenue for the 2007 fiscal year to more than $18 million and marking the sixth consecutive quarter of record revenues at Kettle since it was acquired by Timberline.  Subject to any required audit adjustments, Kettle expects to show an overall net profit exceeding $500,000 in the fiscal fourth quarter.

Timberline CEO Randy Hardy stated, “Since acquiring Kettle eighteen months ago, we have aggressively pursued opportunities to expand its American and Mexican drilling operations.  Heading into fiscal 2008, our primary focus is to reduce costs and increase profitability at Kettle while maintaining sustainable organic growth.  We have thus far achieved Kettle’s rapid expansion through equity financings and by reinvesting all of its cash flow.  As our growth rate moderates, we expect to deliver greatly improved bottom-line results in our 2008 fiscal year, while significantly expanding our in-house exploration programs.”

Subsequent to Timberline’s recently completed offering, new purchases of additional drill rigs and support equipment are being planned for Kettle and World Wide.  Timberline has also retired approximately $1.1-million in debt and is actively evaluating merger and acquisition opportunities in mining services and exploration.

Also subsequent to the offering, a follow-up application package for listing on the American Stock Exchange (“AMEX”) was completed by Timberline and submitted by Dorsey and Whitney LLP of Denver on the Company’s behalf.  In order to fulfill AMEX standards, the Company has been interviewing potential independent directors since concluding its financing in mid-October.  A new appointment to the Timberline Board has been made and will be announced shortly.

In exploration news, Timberline announced today that its exploration-dedicated rig has been mobilized to the Butte Highlands Gold Project to begin a planned 10,000-foot core drill program.  While the onset of harsh winter weather is expected to suspend the program shortly, the Company hopes to make tangible progress before refocusing on Timberline project locations in the desert southwest.  The program at Butte Highlands is designed to begin validating and expanding the property’s substantial historic resource.

At the recently expanded Downeyville Project on Nevada’s Walker Lane Mineral Belt, permitting is underway for an upcoming drill program.  The Company recently completed a magnetic survey which outlined strong, structurally-controlled anomalies indicating a mineralizing intrusive at Downeyville beneath shallow gravel cover just south of known surface gold-silver mineralization.  Timberline will conduct an initial 5,000-foot drill program to test portions of the anomalies for structurally-controlled ore-grade gold-silver skarn mineralization.

Permitting is also in progress at Timberline’s Conglomerate Mesa and Santa Rosa properties where core drill programs are expected to commence in early 2008.

At the East Camp Douglas Gold Project, data compilation and computer modeling have led to the selection of several priority drill targets.  Management believes that the project is sufficiently advanced to enter discussions with potential joint-venture partners to conduct planned drilling and to lead the next exploration phase.

For more information about Timberline, please visit the Company’s website at www.timberline-resources.com.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division.  Timberline common stock trades on the OTC Bulletin Board under the symbol "TBLC."

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB, as amended, for the year ended September 30, 2006. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Executive Chairman

Phone: (208) 664-4859

www.timberline-resources.com

Ian Cassel, Investor Relations

Phone: (717) 626-3991